FS Investment Corporation  8-K

Exbibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Overview of Results for Fiscal 2011

PHILADELPHIA, PA, April 4, 2012 – FS Investment Corporation (“FSIC”), a business development company focused on investing primarily in the debt securities of private U.S. companies, provides an overview of its operating results for the year ended December 31, 2011.

Financial Highlights

•	As of March 29, 2012, FSIC has raised approximately $2,141.0 million, including approximately $1.0 million contributed by principals of FSIC’s investment adviser in February 2008.

•	During the year ended December 31, 2011, FSIC generated:

	•	Total GAAP basis net investment income of approximately $71.4 million, or $0.76 per share;

	•	Total net realized gain on investments (including on its total return swap financing arrangement) of approximately $20.1 million, or $0.22 per share; and

	•	A GAAP total return based on NAV after all fees and expenses of 8.9%.

•		During 2011, FSIC also:

	•	Paid cash distributions to investors totaling $86.7 million, or approximately $0.91 per share; and

	•	Raised gross proceeds of approximately $1.3 billion

Recent Notable Announcements

•
Due to strong performance of the portfolio, FSIC has raised its public offering price twice in 2012. On February 15, 2012, FSIC increased its public offering price from $10.65 per share to $10.70 per share and on April 2, 2012, FSIC again raised its public offering price from $10.70 per share to $10.75 per share.

•	On February 15, 2012, FSIC amended its debt financing arrangement with JPMorgan Chase Bank, N.A., London Branch to increase the amount of debt financing available from $300 million to $400 million. Under the amended debt financing agreement, the borrowing rate on the facility remained unchanged at 3 month LIBOR + 3.25% per annum.

•	On February 16, 2012, Arch Street Funding LLC, a wholly-owned financing subsidiary of FSIC, amended its total return swap with Citibank, N.A. to increase the size of the total return swap from $300 million to $515 million at an interest rate of one month LIBOR + 1.27% per annum.

•	On March 23, 2012, Broad Street Funding LLC, a wholly-owned financing subsidiary of FSIC, amended its credit facility with Deutsche Bank AG, New York Branch to extend the maturity date for one year, increase the amount available for borrowing by $40 million to $380 million and decrease the interest rate for all borrowings under the credit facility to a rate of 3 month LIBOR + 1.50% per annum.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC’s Annual Report on Form 10-K for the year ended December 31, 2011, which FSIC filed with the Securities and Exchange Commission (“SEC”) on March 30, 2012, as well as FSIC’s other reports filed with the SEC. A copy of FSIC’s Annual Report on Form 10-K for year ended December 31, 2011 and FSIC’s other reports filed with the SEC can be found on FSIC’s website at www.fsinvestmentcorp.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the SEC.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $37.0 billion in assets under management as of December 31, 2011, is the credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.